Item 77Q2
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Based solely upon a review of copies of reports of ownership, and transactions in, the Funds securities as required under Section 16(a) of the Securities Exchange Act of 1934 and Section 30(f) of the Investment Company Act of 1940, the Fund believes the Initial Statement of Beneficial Ownership on Form 3 may not have been filed on a timely basis for Mr. William Cox, an employee of State Street Bank and Trust Company, the Funds Administrator, and Assistant Treasurer of the Fund. Mr. Cox did not own or dispose of shares of the Fund during the reporting period.